Exhibit 16.1

July 15, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Full House Resorts, Inc.’s Form 8-K dated July 15, 2004, and agree with the statements made therein except for the second sentence of the first paragraph of Item 4 to which we have no basis on which to agree or disagree.

Yours truly,

/s/ Deloitte & Touche LLP